Exhibit 99.1
Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Aramark [ARMK]

Date of Event Requiring Statement
(Month/Day/Year):	August 21, 2015

Footnotes to Form 4
(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Equity Fund VI Investors (Aramark), LLC (“THL Aramark”), THL Coinvestment Partners, L.P. (“THL Coinvestment”; together with THL Equity VI, Parallel Fund VI, DT Fund VI and THL Aramark the “THL Funds”) as well as Putnam Investment Holdings, LLC (“Putnam”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

The reporting person is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment.  In addition Thomas H. Lee Partners, L.P. is the managing member of THL Equity Advisors VI, LLC, which in turn is the general partner of THL Equity VI, Parallel Fund VI, DT Fund VI and THL Aramark.  THL Advisors is attorney-in-fact of Putnam Investments, LLC, which is the managing member of Putnam, which in turn is the managing member of Putnam III.

(2) Represents shares of the Issuer sold by the following entities:  4,504,120 shares sold by THL Equity VI; 3,049,950 shares sold by Parallel Fund VI; 532,765 shares sold by DT Fund VI; 38,583 shares sold by THL Aramark; 8,263 shares sold by THL Coinvestment; 22,988 shares sold by Putnam; and 22,979 shares sold by Putnam III.

(3) Represents shares of the Issuer repurchased by Issuer from the following entities:  300,695 shares sold by THL Equity VI; 203,615 shares sold by Parallel Fund VI; 35,567 shares sold by DT Fund VI; 2,576 shares sold by THL Aramark; 552 shares sold by THL Coinvestment; 1,535 shares sold by Putnam; and 1,534 shares sold by Putnam III.

(4) Each of the Reporting Persons disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

(5) This amount represents the price per share paid by the underwriter in connection with the offering.

(6) This amount represents the price per share paid by the Issuer in connection with the repurchase.